Exhibit 99.1

Petrogress Inc., entered into a partnership with B&Crew Anchor Ltd., to lift 600,000 bbls monthly petroleum products for Dangote Oil Refinery;

NEW YORK, NY--(February 16, 2021) - Petrogress, Inc. (OTC PINK: PGAS) ("Petrogress" or the "Company"), a fully integrated oil commodity business that primarily serves West Africa and Mediterranean, today announced that its wholly owned subsidiary, Petronav Carriers LLC. (“PCL”), on February 10th 2021, entered into partnership agreement (PSA) with B&CREW ANCHOR INVESTMENT NIG LTD. (“BCAI”).

The PSA anticipates PCL -through BCAI- to provide maritime service operations and sea transportation of petroleum products to Dangote Oil Refinery around Nigeria, West Africa and Europe, based on a long term Affreightment. The COA consists to the sea-carriage of 600k -plus- barrels of crude oil and refined petroleum products monthly, under PCL’s management tankers fleet. The initial COA will be for three years with an option to prolong for additional two years. BCAI will service as PCL’s representative in Nigeria and shall contribute with their Know-How and skills, while PCL will provide its managed fleet of tankers and its expert personnel on the maritime industry.

“We are excited with our new expansion of our maritime operations activities which strengthening Petronav’s position in the shipping industry, and specifically in the midstream, that is a key segment in the Oil Energy. Despite the adverse environment, we are taken the challenges as opportunities, and keeps expanding our operations into new areas; following our vision to establish, and eventually drive Petrogress stronger in the energy” states Petrogress’ CEO, Christos Traios.

Petronav Carriers (www.petronavcarrier.com) is a wholly-owned subsidiary of Petrogress Inc., which manages an in-house fleet of crude oil carriers and trades them in West Africa and the Mediterranean. Petronav’ s leadership team, holds substantial combined shipping industry experience in managing financial, commercial and technical aspects of the business and ensures leading the company on a foundation of safe, cost-and energy-efficient and environmentally-friendly practices. The company values its team, which consists of skilled and experienced managers, port captains, technicians, ship officers, as well as specialists in the areas of safety, commercial and personnel management. Petronav retains key talent, rewards performance and continually develops its staff and holds it to high performance standards. Through qualified experience in conducting safe operations, understanding of environmental challenges, and strong leadership and coordination, Petronav shuttle fleet provides Ship-to-Ship (STS) services and/or lighting other product carriers in the area where Petronav is active.

B&Crew Anchor Investment, (www.becrewanchor.com) is a fully indigenous company engage in the business of marine logistics services, ships chartering and agency, oil and gas distribution. BCAI has vast managerial experience and technical know-how in all type of vessels, engineering designs and projects execution in the upstream sectors of Nigeria and Governmental projects. The company is based in Nigeria, working with Oil and Gas refineries and producers, shipyards and financial institutions. The company operates through its three branches in Nigeria, Abuja, Lagos and Calabar.

Dangote Petroleum Refinery, (www.dangote.com), Dangote Group is a diversified and fully integrated conglomerate with an annual group turnover in excess of $4billion with vibrant operations in Nigeria and Africa across a wide range of sectors including cement, sugar, salt, condiments, flour, packaging, energy, port operations, fertilizer, and Petrochemicals. The Dangote Petroleum Refinery is covering a land area of approximately 2,635 hectares with a production capacity of 650,000 barrels per day. The refinery -which is under construction- located at the Lekki Free Zone (near Lagos), is expected to be Africa’s biggest oil refinery and the world’s biggest single-train facility. The Refinery will meet 100% of the Nigerian requirement of all refined products and will start the operations within May 2021.

About Petrogress Inc

Petrogress Inc. (Delaware), is an integrated energy company, engaged in the upstream, downstream and midstream segments. The Upstream segment consists of exploration and production of crude oil in West Africa, associated with processing and storage. The downstream segment comprises of refining of crude oil into petroleum products as well as marketing of crude oil and refined products of Gas Oil, Naphtha, Fuels and lubricants. The company operates internationally through its wholly owned subsidiaries "Petrogress Int'l LLC." and "Petronav Carriers LLC.". Petrogress is involved in diversified oil and gas activities throughout the U.S., Europe and Africa and has branches and representations in Greece, Cyprus, Monaco, Egypt, Ghana and Nigeria. The Company is actively seeking expansion opportunities in oil reserves and exploration in West Africa, including operating and developing natural gas production and transmission facilities along with LPG processing. Petrogress -as independent Maritime Company- also owns and operates a fleet of tankers from its base in the historic Port of Piraeus through a series of Marshall Islands entities and provides sea-transportation services by its tankers fleet. Since last year, the company entered into the retailing market by leasing a number of Gas-fueling stations in Greece.

For more information, visit www.petrogressInc.com

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for tanker shipping capacity, changes in our operating expenses, including oil prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors. Petrogress does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (the "SEC") on April 19, 2016 and future periodic reports filed with the SEC on or after the date hereof. All of Petrogress' forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Company Contact:

Piraeus

petrogress@petrogressinc.com

+30 (210) 459 9741

www.petrogressinc.com